EXHIBIT 99.1
FOR IMMEDIATE RELEASE
September 16, 2024

Darling Ingredients Elects Randy Hill to Board of Directors

IRVING, Texas, – Darling Ingredients Inc. (NYSE: DAR), today announced that it has elected Randy Hill to the board as an independent director, effective immediately. Hill will serve on the board’s sustainability and audit committees.

“We are pleased to welcome Randy to our board of directors,” said Randall C. Stuewe, Chairman and CEO. “His vast experience in the financial services industry, coupled with his expertise in advising companies with both domestic and international operations, will provide valuable insights into complex financial analysis and global reporting for our multifaceted business.”

Hill is currently a partner at Opportune LLP, a business advisory firm focused on consulting, outsourcing and investment banking. He previously served in many roles during his tenure as a partner in the audit practice of KPMG, including Audit Partner-in-Charge at KPMG’s Dallas office. Randy has worked with Fortune 500 boards on corporate governance matters, advised on mergers and acquisitions, complex audit and accounting matters, initial public offerings, capital market transactions and assisted clients to develop new accounting standard implementations and disclosures.

About Darling Ingredients
A pioneer in circularity, Darling Ingredients Inc. (NYSE: DAR) takes material from the animal agriculture and food industries, and transforms them into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. The company operates over 260 facilities in more than 15 countries and processes about 15% of the world’s animal agricultural by-products, produces about 30% of the world’s collagen (both gelatin and hydrolyzed collagen), and is one of the largest producers of renewable energy. To learn more, visit darlingii.com. Follow us on LinkedIn.

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Darling Ingredients Contacts
Investors: Suann Guthrie
Senior VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com

Media: Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com